Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3D (No. 033-64369) filed with the SEC on November 17, 1995, Form S-8 (No. 333-02007) filed with the SEC on March 28, 1996, Form S-8 (No. 333-36610) filed with the SEC on May 9, 2000, Form S-3D (No. 333-129023) filed with the SEC on October 14, 2005, and Form S-8 (No. 333-174667) filed with the SEC on June 2, 2011 of Juniata Valley Financial Corp. of our report dated March 15, 2013, relating to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2012, which appear in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania
March 16, 2015